Exhibit 99.1

Tony Rodio Named Chief Executive Officer of Tropicana Entertainment Inc.

LAS VEGAS, NV (May 7, 2012) - Las Vegas-based Tropicana Entertainment Inc., a leader in the hospitality and gaming industry, announced today that Tony Rodio has been named the Company's new Chief Executive Officer. In addition, Mr. Rodio has been nominated to the position of director of the Company, which nomination is subject to stockholder approval at the Company's Annual Meeting of Stockholders scheduled for May 17, 2012. Mr. Rodio succeeds Daniel A. Ninivaggi who has served as the Company's interim Chief Executive Officer since January 2011. Mr. Ninivaggi will continue as a director of the Company. Previously, in November 2011 the Company announced the appointment of Mr. Rodio to the position of President and Chief Operating Officer. Mr. Rodio's new title will be President and Chief Executive Officer. His appointments are subject to ongoing regulatory approvals in several jurisdictions.

“We are fortunate to have an experienced and respected leader in Tony. He has done an excellent job for Tropicana Atlantic City”, said Carl Icahn, Chairman of the Board of Tropicana Entertainment. “As CEO, Tony will bring energy and focus to serving our customers and building upon Tropicana's reputation as the most exciting brand for gaming and entertainment.”

Prior to joining Tropicana in 2011, Mr. Rodio spent two decades in executive leadership positions. In his new position, Mr. Rodio will be responsible for Company operations at: Tropicana Laughlin, River Palms and Montbleu Resort, Casino & Spa in Nevada; Trop Casino Greenville in Mississippi; Casino Aztar in Indiana; Tropicana Atlantic City in New Jersey; Belle of Baton Rouge in Louisiana and Tropicana Aruba. He will maintain his role as President and Chief Executive Officer of Tropicana Casino and Resort Atlantic City.

“I appreciate the opportunity that Mr. Icahn, the Board, and Tropicana Entertainment have given to me,” Rodio said. “Since joining Tropicana, I have been part of a team that listens very closely to the needs of our guests and how we can have the most meaningful and lasting impact on their visits. As CEO, it will be both my priority and privilege to make sure we stay on that path and continue to exceed the expectations of those we serve.”

About Tropicana Entertainment
Tropicana Entertainment Inc. ("Tropicana Entertainment") owns and operates eight casinos and resorts in Indiana, Louisiana, Mississippi, Nevada, New Jersey and Aruba. Tropicana Entertainment properties collectively have 6,048 hotel rooms, 7,485 slot positions and 226 table games.

CONTACT: Diane M. Spiers - 609-340-4507 - dspiers@tropicana.net

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